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                                  EXHIBIT 21.01

                            THE STEAK N SHAKE COMPANY

                                                            State of
               Wholly-owned Subsidiaries          Incorporation or Organization
               -------------------------          -----------------------------
     Steak n Shake, Inc.                                    Indiana

     SNSTM, Inc. *                                          Delaware

     Steak n Shake, LP **                                   Indiana

     Consolidated Specialty Restaurants, Inc.               Indiana

     SNS Investment Company                                 Indiana

* Wholly-owned subsidiary of Steak n Shake, Inc.

** Limited partnership owned 99% Steak n Shake, Inc. and 1% by The Steak n Shake Company